Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-173182, 333-66444, 333-45070 and 333-44590) of Pearson plc of our report dated March 26, 2015 relating to the financial statements and effectiveness of internal control over financial reporting of Pearson plc, which appears in this Annual Report on Form 20-F.

/s/ PricewaterhouseCoopers LLP
London, England
March 26, 2015